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                                    ICE
                                   MILLER
                                   DONADIO
                                   & RYAN


November 24, 1997


Board of Directors
Made2Manage Systems, Inc.
9002 Purdue Road
Indianapolis, IN 46268

Gentlemen:

     We have acted as counsel to Made2Manage Systems, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-1 File No. 333-38177 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of up to 2,587,500 shares of Common Stock of the Company (the "Shares") which are to be offered to the public. Of the Shares, 2,050,000 Shares will be sold by the Company (the "Company Shares"), 200,000 Shares will be sold by certain shareholders of the Company and up to 337,500 Shares may be sold by certain shareholders of the Company to cover the over-allotment option to be granted to the underwriters (collectively, the "Shareholder Shares") as set forth and described in the Registration Statement.

     In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

     1. The proposed form of Amended and Restated Articles of Incorporation of the Company;

     2.   A proposed form of specimen certificate representing the Shares; and

     3.   The Registration Statement.

     For purposes of this opinion, we have assumed (i) that the Company Shares will be issued pursuant to the terms of the Registration Statement; and (ii) that no changes will occur in the applicable law or the pertinent facts before the issuance and sale of the Shares.

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Board of Directors
October 16, 1997
Page 2



     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Company Shares have been delivered against payment therefor as contemplated by the Registration Statement, the Shares will be validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the Prospectus, included as a part of the Registration Statement. In giving this consent, we do not admit that we are within the category or persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.

                                   Very truly yours,


                                   /s/ Ice Miller Donadio & Ryan
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